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                                                                    EXHIBIT 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP

     We consent to the incorporation by reference in Registration Statement No. 333-74505 of FirstAmerica Automotive, Inc. on Form S-8 of our report dated May 21, 1999, with respect to the combined statements of assets and liabilities of Certain Dealerships, Assets and Liabilities of Lucas Dealership Group, Inc. as of December 31, 1998 and 1997, and the related combined statements of sales, costs of sales and direct operating expenses and of cash flows for each of the three years in the period ended December 31, 1998 appearing in this Form 8-K/A of FirstAmerica Automotive, Inc.

DELOITTE & TOUCHE LLP

San Jose, California
November 9, 1999